Exhibit 99.1

Broadridge Financial Solutions, Inc.
Q3 2016 Earnings Call
May 05, 2016 8:30 am ET

Executives
Brian S. Shipman - Vice President, Head of Investor Relations
Richard J. Daly - President, Chief Executive Officer & Director
James M. Young - Chief Financial Officer & Corporate Vice President

Analysts
David M. Togut - Evercore ISI
Darrin Peller - Barclays Capital, Inc.
Peter J. Heckmann - Avondale Partners LLC
Christopher R. Donat - Sandler O'Neill & Partners LP
Stephanie J. Davis - JPMorgan Securities LLC
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Operator
Good morning. My name is Tanisha, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions Third Quarter Fiscal Year 2016 Earnings Conference Call. I would like to inform you that this call is being recorded and that all lines have been placed on mute to prevent any background noise. There will be a question-and-answer period after the speakers' remarks. Please try to limit your questions to one per participant.
I will now turn the conference over to Brian Shipman, Head of Investor Relations. Please go ahead, sir.
Brian S. Shipman - Vice President, Head of Investor Relations
Thank you. Good morning, everyone, and welcome to the Broadridge quarterly earnings call and webcast for the third quarter of fiscal year 2016. This morning I'm here with Rich Daly, our President and Chief Executive Officer; and Jim Young, our Chief Financial Officer. I trust by now that everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentation that accompany today's earnings call and webcast can be found on the Investor Relations page at broadridge.com.
During today's conference call, we'll discuss some forward-looking statements regarding Broadridge that involve risks. These risks are summarized on slide number two. We encourage participants to refer to our

SEC filings including our Annual Report on Form 10-K for a complete discussion of forward-looking statements and risk factors faced by our business.
Our non-GAAP fiscal year 2016 earnings results and fiscal year 2016 earnings guidance exclude the impact of acquisition, amortization and other costs. These costs are significant and we believe the non-GAAP information provide investors with a more complete understanding of Broadridge's underlying operating results. A description of any non-GAAP adjustments and reconciliations to the comparable GAAP measures can be found in the earnings release.
Rich Daly will start today's call with his opening remarks and will provide you with a summary of the financial highlights for the third quarter of fiscal year 2016, followed by a discussion of a few key topics. Jim Young will then review the financial results in further detail. Rich will then provide some closing thoughts before the Q&A portion of the call.
Now, I'll turn the call over to Rich. Rich?
Richard J. Daly - President, Chief Executive Officer & Director
Thanks, Brian, and good morning, everyone. Let's begin on slide four with the key points. I am pleased with our performance in the third quarter, which keeps us solidly on track for the full fiscal year. Our performance was driven by strong growth in recurring revenue as well as contributions from the acquisitions we made in past year. Given our solid first nine months of the fiscal year and the confidence we continue to have in our business, we are reaffirming our fiscal year 2016 guidance and narrowing the ranges, which I will discuss more in a few minutes.
Our results are aligned with the three-year objectives we discussed at our Investor Day in December of 2015. We closed $29 million of sales in the third quarter. This frames our year-to-date sales to $94 million and coupled with our robust pipeline positions us to achieve our full-year recurring sales plan, which I'll also highlight in a few minutes.
Finally, you will see from our results that both segments are performing well and we're excited by the significant activity across all of Broadridge. Let's move on to slide five, which covers the financial highlights for our third fiscal quarter.

Recurring revenue growth was 12% and 10% in the third quarter and year-to-date, respectively, primarily driven by the on-boarding of new business and contributions from the acquisitions we made during fiscal 2015. Adjusted diluted EPS growth was 23% in the third quarter and was 17% on a year-to-date basis. The strong third quarter and solid first three quarters, coupled with our confidence in the business, position us to reaffirm our full-year guidance.
We expect recurring fee revenue growth to be at the lower end of the 10% to 12% guidance range. We expect total revenue growth to be at the lower end of the 8% to 10% guidance range. And we expect adjusted diluted EPS to be around the midpoint of our 8% to 12% guidance range. We also anticipate our solid year-to-date sales results will enable us to achieve our sales guidance.
Year-to-date, we have delivered strong financial results that highlight the multiple levers, including event-driven revenue that we have at Broadridge to drive growth over the long term. A meaningful percentage of our growth has been driven by building or acquiring products that our clients need in the increasingly complex environment in which they operate.
As we integrated new products, we invest to make sure those new products are appropriately positioned for growth and meet Broadridge's world-class data security and infrastructure standards. Next, we look for ways to optimize our cost structure. We remain disciplined on expense management throughout the organization. Through a disciplined combination of product investment and expense management, we again expect to exit the year with solid momentum going forward.
Jim will talk further about the specific year-to-date performance and our expected full-year results in a few moments.
Additionally, let me reinforce our capital stewardship priorities, including a commitment to paying a meaningful dividend, the continuous reinvestment in the business through selective tuck-in acquisitions and internal product development as well as the repurchase of our stock. In the third quarter, we executed on our capital allocations strategy, by repurchasing $75 million of our stock, net of proceeds from option exercises.
Turning now to slide six. Let's look at some of the business highlights in the third quarter. I'd like to start with our solid sales performance. Closed sales were $29 million for the third quarter and were $94 million for the first three quarters of the year. This recurring sales performance represents the second-highest nine-month year-to-date sales results in our history, only exceeded by fiscal year 2015.
Looking ahead, our sales pipeline remains very healthy. I continue to be very confident that we will achieve our sales target for the full fiscal year and beyond. This strong sales performance continues to add to Broadridge's momentum and gives us visibility to sustain future revenue growth within our control. Seeing the ongoing demand for our products and solutions, which is enhanced by industry trends of mutualization, digitization and data and analytics, gives me the continued confidence that we will achieve the three-year objectives we set at our Investor Day in December 2014.
I'm confident in our sales trajectory over the long term, because the large financial institutions we serve remain under intense return-on-equity pressure, and we represent a reliable way to address some of this pressure. Given the environment, we continue to experience pricing pressure. I don't recall atiming during my tenure as CEO, where we didn't see pricing pressure. Pricing pressure has been more than offset by new sales opportunities.
We are seeing an increasing willingness to outsource non-differentiating functions to reduce cost. An increasing regulatory complexity also creates more opportunity for Broadridge as firms struggle to remain compliant and competitive within an ever-changing industry landscape. The Department of Labor, or DOL, Conflict of Interest rule is an example of this.
The new rule is changing the standard from suitability to fiduciary standards for retirement accounts going forward. The rule's intended to minimize conflicts of interest that may hinder a fiduciary's ability to act in the best interest of their clients. The latest release provides more clarity, however, for our clients this remains a very critical and fluid issue.
Although it's still early, Broadridge has already had a significant number of conversations with clients, who will come to us to discuss potential communication and processing requirements. We've been working with our clients to assess the rule and discuss how we can help address their compliance challenges, whether it be through communications or processing assistance.
Broadridge is in the unique position to offer a suite of customer communications, data and technology solutions that can help our clients provide complex disclosures and communications to their retirement investments, enable financial advisors to officially make the best interest contract and allow firms to monitor and enforce policies and procedure designed to minimize conflicts of interest. This is another example of how Broadridge is likely to play some role in the ongoing changes that our industry regularly goes through.
As we discussed before, we continue to challenge ourselves to be innovators, planning for the next generation of products and services to meet our client needs. Creating mission-critical solutions our client need to compete in an increasingly complex and costly environment will ensure our future growth.
We continue to invest in internal product development as well as to drive that growth. One example is tax. We've just successfully completed the latest tax season in our Tax Managed Services business and the products are really gaining traction. We're excited by the opportunity to solve what has long been a real pain point for the industry.
Within GTO, our product strategy is to continue to expand our offerings to meet client needs. A recent example is our investment in the securities lending platform, which complements and extends our securities lending and financing capabilities within our fixed-income business. This investment will provide Broadridge with a unique opportunity to extend our global client base and fixed-income franchise.
Blockchain continues to be an area of critical focus across all of our business lines. It seems you can't pick up an industry publication without reading about the power and potential of blockchain technology. We are pleased with our investment in an innovative leader like Digital Asset Holdings and we'll look for other ways to invest when the opportunity is aligned to our long-term strategic goals.
Last quarter, we talked about our Accenture Post-Trade Processing offering and the growth opportunity we're seeing in Europe and Asia to bring newer Asian clients on to our Post-Trade Processing platform. Since signing Barclays, we are very focused on successfully converting them on to the platform. Back in the U.S., we are very pleased to have signed a long-term agreement with the Royal Bank of Scotland in the Americas to provide fixed-income trade processing services, Investor Communication Services and document management services.

RBS become the 18th primary dealer to join our industry-leading fixed-income utility. The total number of primary dealers is now up to 23 in the U.S. We continue to invest in and make progress across our set of digital initiatives. Through our Inlet joint venture, we are meaningfully expanding our partnerships with leading digital consumer channels, such as personal cloud drives. Inlet now has a growing number of companies who have signed up for the Inlet service and our testing with Inlet in a pilot.
Beyond Inlet, we're investing in a set of digital technologies, which make the content we deliver more engaging and interactive. We've been developing these capabilities in collaboration with our clients and believe these capabilities are a critical foundation for driving up digital adoption and engagement by investors.
As you know, digital is one of the three key strategic trends, enhancing growth for Broadridge. It is a mid- to longer-term play. We've already seen significant payback by a virtue of differentiating Broadridge in the marketplace to help us win and retain large customers. These are few examples of areas we're investing in.
Increasing complexity within financial services industry, create opportunity for Broadridge to better serve our clients and to create value for our shareholders. Broadridge is a trusted brand in the marketplace and offers a strong value proposition, which should continue to support our growth over the long-term. We believe we have multiple paths to achieve our long-term objectives. And I am pleased with how we are executing on those opportunities to achieve our growth strategy.
Next, I'd like to give you a brief update on SEC's proposed rules to require mutual funds to increase disclosure and to possibly provide firms the option of mailing a notice of a fund reports availability on a website. This would be in the lieu of mailing a complete report to those investors who have not enrolled in e-delivery. This aspect of the proposal is opposed by consumer advocates including the Consumer Federation of America.
The alternatives to mail notice, which Broadridge highlighted, our Comment Letters better informs investors and far more cost effective of funds to save more than through notice and access by eliminating more printing and postage. The SEC's comment period closed in January and we are continuing to discuss this proposal with the SEC and with other interested parties. If the rule is adopted as proposed, we estimate that the economics of Broadridge would likely be neutral or slightly positive given the work required to perform the additional notice and access activities.
As always, we will implement effectively and efficiently whatever new policy the SEC ultimately determines to be the best for U.S. investors and our capital markets. We remain confident that the SEC will ultimately reach a conclusion that best informs and protects investors in the marketplace, while making the process more efficient and cost effective through the use of technology.
Engaging more investors in the corporate governance process has always been and will continue to be a core strategic priority for Broadridge. This past September, we re-launched ProxyVote.com, our retail proxy voting website, in order to streamline the process, make it easier to use and to provide new tools and features for companies to better communicate with all of their shareholders. Since that time, we have received over 7 million individual votes, representing over 85 billion shares through the online platform. Further, over 25% of those votes were submitted from a mobile device.
With that, I'll now turn the call over to Jim.
James M. Young - Chief Financial Officer & Corporate Vice President
Thank you, Rich. Good morning, everyone. Before reviewing slide seven and the details of our results, let me begin with the few callouts; first, our third quarter and year-to-date performance. Total revenues grew 9% in the third quarter and recurring fee growth of 12%, which brings us to total revenue and recurring fee revenue growth of 9% and 10%, respectively, for the first three quarters of the year.
Adjusted diluted earnings per share grew 23% in the third quarter and 17% for the third quarter year-to-date versus the prior year. The first three quarters had historically accounted for less than 50% of the full year earnings, so we still have a very significant earnings quarter remaining.
Second, our full-year guidance. As Rich discussed, our performance year-to-date in our outlook allow us to reaffirm our full-year guidance across all metrics. Further, we are projecting the total revenue growth will come in at the low end of our 8% to 10% guidance range and adjusted diluted EPS growth will come in around the midpoint of our 8% to 12% guidance range.

Relative to the high end of the adjusted diluted earnings per share growth guidance range, the projected full-year upside from event-driven will likely not be enough to offset the foreign exchange headwind and a full-year recurring revenue growth performance closer to 10% or the low end of our 10% to 12% range.
We currently estimate that FX will be about a 2 point drag on earnings growth, a larger impact than anticipated at the beginning of the year. Recurring revenue growth is projected to come in at a low end of the 10% to 12% range, on slightly lower-than-planned stock record, interim position growth and delayed conversions of sales.
These factors, along with continued investment and above-average expenses, associated with cost optimization initiatives, are expected to result in full-year adjusted diluted EPS growth around a midpoint of our 8% to 12% guidance range.
Now, I'll provide you some perspective on the year-to-date performance, firstly, the fourth quarter, as implied by our latest view as to where in the guidance range we expect to finish. I'll start with revenue. The total revenue growth third quarter year-to-date of 9%, full-year performance at the low end of our guidance or 8% implies fourth quarter total revenue growth of approximately 6%. The most notable driver for this apparent deceleration is event driven revenue, which as you may recall comes in somewhat evenly over the year without a predictable pattern.
Event-driven revenue has grown 19% year-to-date contributing almost 1.5 points to the 9% year-to-date total revenue growth and is projected to be slightly down versus last year in the fourth quarter and thus a modest drag in the fourth quarter. Similarly, distribution revenue, which is lower-margin revenue primarily related to postage, has grown 10% year-to-date, but is expected to be up only modestly in the fourth quarter after zero margin distribution revenue for the Wilmington Trust acquisition annualizes in the fourth quarter.
Event-driven and distribution account for just about all of the total revenue growth deceleration. Accordingly, recurring revenue growth for the fourth quarter appears to maintain the momentum in growth levels seen in the first three quarters as the year-over-year effects of the fiscal year 2015 acquisitions one-off as our anniversary dates have mostly past. So, with respect revenue growth, the strong performance from event-driven this year elevated third quarter year-to-date results and will likely have effects of dampening fourth quarter revenue growth, moving to our expected full-year adjusted diluted EPS growth around the midpoint of our 8% to 12% guidance range.
In addition to the revenue dynamics I just reviewed, we also expect modestly higher expenses in the fourth quarter, which will push down the fourth quarter earnings growth rate. These higher expenses are apart from various initiatives underway in the company, including our ongoing efforts to find operating efficiencies, some of which Rich discussed at a high level, along with new business and technology investment.
Relative to the first three quarters, the expected modestly higher expense growth, excluding distribution expenses in the fourth quarter, combined with slightly lower fee growth, is expected to result in lower adjusted operating income growth in the fourth quarter. Finally, a higher fourth quarter tax rate will also negatively impact the fourth quarter earnings growth rate. This confluence of tightening factors in the fourth quarter is not representative of our ongoing earnings growth profiles.
Third and final callout to capital. In the third quarter, we generated $99 million of free cash flow and year-to-date we have generated $105 million. Our free cash flow is historically back-half weighted and heaviest in the fourth quarter. We are on track to achieve our free cash flow guidance range of $350 million to $400 million.
As Rich said, we repurchased $75 million of shares, net of proceeds from options exercised in the third quarter. Including the proceeds from options exercised, we repurchased 1.6 million shares at a weighted average price of $54.80 for a total cost of $85 million. We now have remaining about 8.3 million shares authorized for the purchase.
With respected debt, we ended the third quarter with $820 million in unadjusted debt and an adjusted debt to EBITDA ratio of 1.8 times, even with the 1.8 times we reported for the first and second quarters. Again, our plans are to target a long-term adjusted debt to EBITDA ratio of 2 to 1. As I communicated last quarter, we anticipate executing a public offering of debt securities at some point over the next couple of quarters to support our growth in capital allocation plans. As we've said before, our investment-grade credit rating is important to us and will be considered in any of our plans.

I will now review our third quarter performance in more detail, moving to slide seven. This table shows the components of our 9% total revenue growth and 12% recurring fee revenue growth. Contributions from closed sales accelerated to 8 points this quarter as new business continued to be on-boarded. Client losses held at 2% or 98% revenue retention. Internal growth contributed 2 points with positive market factors, including stock record growth in ICS and equity trading volume growth in GTO. And recent acquisitions that is yet to annualize contributed 4 points to recurring revenue growth in the quarter.
As you may recall, three of the four fiscal 2015 acquisitions closed by April last year. So, their impact to this line will largely go away in the fourth quarter. The fourth acquisition, the Fiduciary Services and Competitive Intelligence unit from Thomson Reuters Lipper closed in June and will still contribute to this line in the fourth quarter.
Now, looking at total revenue growth, recurring fee drove 8 points of the 9% total revenue growth. Event-driven revenue grew a more modest 2% after being up 31% in the first two quarters. This growth, on a relatively small base of revenue, results in event-driven revenue being largely neutral to total revenue growth in the quarter.
Outside of the impact from the Wilmington Trust acquisition, distribution revenue continues to grow in line with investor communications that require physical mailing as well as pass-through revenues associated with mutual fund trade processing.
Rounding out the 9% total revenue growth in the quarter, with a 1 point drag from foreign exchange. The negative growth impacts from FX lessened in the quarter as compared to the first two quarters as the dollar weakened a bit against the Canadian dollar and other currencies and we began to lap some of the strengthening of the U.S. dollar a year ago.
We are currently projecting full-year negative impacts from revenue – from FX to revenue and earnings growth of about 1 point and 2 points, respectively, which are also both headwinds relative to how we planned the year.
Finally, adjusted operating income grew 14% and the adjusted operating income margin was 15.9%, up 70 basis points from a year ago. This margin performance is in line with our expectations and consistent with another relatively small earnings quarter. We still expect the adjusted operating income margin to be around 18.4% for the full year.
Moving to slide eight and our segment results, Investor Communication Solutions, or ICS, had another strong revenue growth quarter with 15% recurring fee revenue growth and total revenue growth of 11% in the quarter. Net new business was the largest contributor to the recurring revenue growth, accounting for 8 points of the 15%, as we saw healthy activity in customer communications in some of the emerging businesses.
With three of the four fiscal year 2015 acquisitions made by the ICS segment, acquisitions again represented a big part of the growth with 715 points of recurring fee growth. Internal growth was positive on continued stock record and interim position growth. Stock record growth was 9% in the quarter. It is important to remember that the third quarter had a relatively small base of proxy fees. The fourth quarter has historically accounted for over 75% of full year recurring proxy fees.
We currently anticipate around 3% stock record growth, which is well below the 7%-plus we've seen in recent years. Mutual fund interim position growth was 4% and similarly tracking below the 8%-plus we've seen in recent years. The 15% recurring fee growth in ICS translated into 8 points of the 11% total revenue growth as event-driven revenue contributed very little to overall growth and distribution accounted for 3 points of growth.
ICS earnings before income taxes grew 7% as its margin contracted 50 basis points in a relatively small earnings quarter to 13% as the fiscal year 2015 acquisitions continue to dampen margin expansion.
GTO grew revenues 7% as net new business contributed 3 points of growth as sales continued to convert into revenue. Internal growth accounted for the balance of the growth. Half of the 4 points of internal growth was the result of one anomalous item. Due to a contract modification referenced last quarter, we recognized revenue and an equal offsetting expense associated with reflecting the current terms of the contract.
As for market factors in internal growth, equity volumes were up 3% and fixed-income volumes were flat over the prior year. Earnings before income taxes grew 20% as margins expanded 210 basis points, 21% with the high-margin trade activity.

Moving to slide nine and our guidance, we are reaffirming our fiscal year 2016 guidance across all metrics. As I stated at the beginning of my remarks, we anticipate that our adjusted diluted earnings per share growth will be at about the midpoint of the 8% to 12% range or 10%, reflecting the full-year impacts of FX headwinds, event-driven activity returning to more normal levels of the second half of the year, lower market activity in ICS and higher investment and restructuring spend in the fourth quarter.
For your models, I will also note that our year-to-date effective tax rate is 33.4%, which was in part driven lower by some discrete items in the quarter. Also, please note that the fourth quarter is a higher tax rate quarter, given the heavier mix of U.S. earnings. Our full-year guidance still estimate a tax rate of about 34.8% and, at this point, we expect to be around 20 basis points below that rate.
Finally, we remain committed to our three-year objectives, including recurring fee growth of 7% to 10% and earnings growth of 9% to 11% through fiscal year 2017 on a compound annual growth rate basis. We look forward to sharing our fiscal year 2017 outlook with you in August.
Now, back to Rich.
Richard J. Daly - President, Chief Executive Officer & Director
Thanks, Jim. Please turn to slide 10 for my summary wrap-up. I am pleased with our third quarter fiscal results. After the first three quarters in the fiscal year, we are well positioned to close out another solid year. Both segments of the business are contributing and creating more opportunity for Broadridge to succeed. Therefore, we are reaffirming our guidance and expect adjusted EPS growth to be around the midpoint of our 8% to 12% guidance range.
Jim just gave you the puts and takes of how we see the full fiscal year playing out. So, let me now add some more color from my perceptive. This will be another year with a multiple revenue streams within Broadridge, netted out to enable us to create solid revenue and earnings growth. Our goal has been to create multiple new revenue streams within our control to offset some of the revenue streams outside of our control so that when normal market fluctuations occur, we can still deliver solid results.
We saw event-driven revenue perform stronger, while FX continue to be a bit a headwind, both of which are primarily out of our control. But our continued investment in buying and building product to meet our industry's growing opportunities and challenges will enable us to generate sufficient growth. This should all translate into four solid quarters of revenue and earnings performance, consistent with our guidance. This momentum in both revenue and earnings should enable us to continue to meet our three-year objectives, including a solid fiscal year 2017 next year to finish our three-year objectives.
Our strong sales performance through the third quarter also positions us to finish the year within our guidance range of $120 million to $160 million. This sales growth is a proof point that our brand remains trusted in the marketplace and our products offer a strong value proposition to our clients. The sales growth is also very strong indicator, coupled with our 98% client retention rate that we can continue to deliver consistent revenue growth in the future despite the challenging environment our customers continue to face.
We are now past the halfway point through the three-year objectives we communicated to you at Investor Day in December 2014 and our results remain strongly aligned with the three-year objectives, which include recurring fee growth of 7% to 10% and earnings growth of 9% to 11%. As I just said, our focus now is on a strong finish to fiscal 2016 and planning for another solid year's performance in fiscal 2017.
The financial services industry continues to revolve driven by the secular trends of mutualization, digitization and data and analytics. Enabled by these key trends, we believe that there are multiple paths to achieving our longer-term objectives. By executing against these opportunities, we will enable Broadridge to achieve our long-term performance objectives and maintain our trajectory to continue to provide top-quartile shareholder returns over any multiyear period.
Though model remains compelling, we generate a high level of free cash flow relative to net earnings and we have a compelling market opportunity that affords us long-term growth potential. And we have proven again this year that we can grow over the long term through various market cycles.
Finally, I'd like to take this opportunity to personally acknowledge our highly-engaged and talented associates. Our associates enabled us to have record levels of client satisfaction. Our commitment to the service profit chain continues to prove that the most successful way to create long-term value is to have the most actively engaged and talented associates, who consistently meet and exceed client expectations.
This happened every day at Broadridge, whether it's successfully rolling out new products like tax, aggregation, advisor solutions, data and analytics, vetted digital content to drive e-adoption rates, FX products, securities lending, reference data products, DOL solutions or making everything we do across both segments more efficient and user friendly like our new proxy voting platform and our T2 conversion plans for industry.
I could devote the entire call to innovation activities at Broadridge and not be able to adequately cover all that's going on. I couldn't be more pleased with our associates' commitment and results, and I'm proud to be one of the 7,400-plus worldwide associates of Broadridge.
With that, I'll turn the call back to Tanisha, the operator, and we look forward to taking your questions. Tanisha?
Question-and-Answer Session
Operator
Your first question comes from the line of David Togut of Evercore ISI.
David M. Togut - Evercore ISI
Thank you. Good morning, Rich and Jim.
Richard J. Daly - President, Chief Executive Officer & Director
Good morning.
James M. Young - Chief Financial Officer & Corporate Vice President
Hey, Dave.
David M. Togut - Evercore ISI
Appreciate all the helpful detail on the fourth quarter outlook, recognizing it's a little early to talk about fiscal 2017. Can you give us some of your thoughts on how some of the trends in event-driven and distribution revenue and some of the actions you're taking on expenses might impact FY 2017 at least at a high level?
Richard J. Daly - President, Chief Executive Officer & Director

I'm going to have Jim's going. David, when we were preparing for this call, I said, okay, Jim, you're going to be the most important guys in this call, because it really is something that we wanted to give you that clarity. So, I'm pleased that you recognized the effort there. And after Jim goes, I'll provide some color.
James M. Young - Chief Financial Officer & Corporate Vice President
Thanks, Dave. As you said, it is a little early, even preliminary to talk about FY 2017. You mentioned specifically about event-driven, the reality is, by definition, we don't have great visibility into this. So, way too early to comment on what we see, other than again over a long period of time, we've seen good growth there as record positions continue to grow. But no specifics on any of those one line items. And no other callout at this point other than obviously we're committed to our three-year objectives, but certainly give you some idea of our expectations for fiscal year 2017.
David M. Togut - Evercore ISI
Understood. Is that...
Richard J. Daly - President, Chief Executive Officer & Director
I'm sorry, David. And even beyond that, so the thing that I try to emphasize, David, beyond giving you specifics that you could use as you think about the rest of this year and 2017 and what Jim discussed, is that the sales revenue, I did call out specifically that I'm pleased with, all right. And we traditionally have been a backend company – a backend-of-the-year company in terms of sales performance. So, my cardiologist is pleased with this year's performance to date as well as last year's performance. As you know, we went into certain years, where we really had to do, it seem like, the majority of the activity in the fourth quarter. So, sales will clearly be one of the things as I look to next year and the ability to convert the backlog we have and conversion rate now as well as new sales converting to some degree, it feels good in terms of the revenue we can control.
There's still lots of activities within the industry and I tried to highlight that as well, where I think Broadridge will continue to play a role as we go forward. And again that's revenue growth within our control as well. Event-driven for the year will be slightly better. It's still creeping up to what expect to be the new norm to be with about, I don't know, somewhere around 15%-or-so of positions requiring a proxy at least in the mutual funds space, which is what our data still tells us we should be expecting, simply because mutual fund directors don't live forever and don't serve forever. At a point in time, you need to go out there and reaffirm by the shareholders the majority of the directors when you drop down below two-thirds.
As far as expenses go, Dave, we did call out on as well and we specifically did that because we always explain at Broadridge when we do acquisitions, look, first thing we go in there is we really needed to get it to our standards in data security and processing. It's very rarely at that level. Last year, we were very pleased that we had some very solid transactions. But we knew we would be investing in that. That gives us the normal cycle and activity of looking for efficiencies slightly at a higher level right now. And Jim called out you're going to see some of that reflected in expense getting ready for that in the fourth quarter. But we expect that to be a benefit as we go forward into next year as well.
David M. Togut - Evercore ISI
That's very helpful. Thank you for the perspective. You mentioned closed sales, I think, being second strongest on record for the first nine months. Can you talk about some of the drivers of new sales strength? Is this mostly emerging and acquired? And then also, how do you see the pipeline for next year?
Richard J. Daly - President, Chief Executive Officer & Director
Dave, it's pretty balanced, without question. Had we not done really what large – the largest investors are calling out to do, which is to continue to invest in your business, okay, in good times and bad. Had we not done that, we would not be in a position of strength that we're in. You should expect us to continue to invest in the product as we go forward. The dynamics of our industry, but I am sure that – I don't know – maybe they're making batteries for cars or something, the dynamics are equally complicated and opportunistic. But the dynamics of our industry right now, where the ROEs of our clients are clear, and this isn't dailies view. This is the every industry publication talking about the needs to be more focused on getting cost out and finding overall utility-like solutions to drive these activities to really place to Broadridge.
And Dave, that's why I highlighted that it's amazing to at times the pricing pressure, which is understandable given the ROE challenges. But it wouldn't be fair for me to call that out as just a problem, because it's more than offset by the opportunity we have by driving more solutions into the industry. And so, we feel good about the product set, which continues to expand. We feel very good about the activities that are going on. We feel good about the investments we've made a couple of years ago and sales leadership and sales management activities, okay, which are still ongoing at Broadridge. And so, we believe that what we set out to do we're better positioned than ever, which just control more of our destiny. Okay. So that by selling the script in normal market fluctuations, including something we saw this year, we have enough control on our destiny to put enough points on the board to maintain our trajectory that we're on right now.
David M. Togut - Evercore ISI
Thanks. That's helpful. And just a quick final question, Rich. I don't think you called out the progress on the SocGen processing contract with Accenture. Can you just update that us on how that's going? And you mentioned a few other bookings on that JV, I think, in prior calls. Can you bring us up to date on how those coming on stream?
Richard J. Daly - President, Chief Executive Officer & Director
Well, SocGen is live and living. All right. So, that we believe was a proof point that large clients, like Barclays, needed to see. All right? It's certainly aided in that transaction closing. There is another entity, which we still can't publicly discuss, who is right in the sweet spot of going live. All right? And so, Barclays clearly is going to add so much size and scale to that, there has been lots of dialogs that have been driven by that. Our primary goal right now is to make sure that convergence goes seamlessly and as quickly as possible, recognizing it's a pretty complex transaction. At this point, I'm not willing to give you a date in terms of that. But transactions like that generate momentum for us in terms of sales dialogs around the globe.
Operator
Your next question comes from the line of Darrin Peller of Barclays.
Darrin Peller - Barclays Capital, Inc.
Thanks, guys. Just wanted start off with one of the underlying trends. I think I heard you call out that stock position growth was low-single-digit, mid-single-digit kind of trends. I think last year it was more of a high-single-digit growth rate. Just maybe touch on the trend there again in terms of what you'd expect we should see any type of return to a slightly higher growth rate?
Richard J. Daly - President, Chief Executive Officer & Director
Yeah. Darrin, good morning. I've been involved with stock record growth since 1979. And with all the effort we do, it's never easy to say that it's going – to the percentage point, this is what will or won't happen. Let me give you a couple of thoughts here. I was not particularly pleased when the market was getting more than squirrely, at the end of January, okay, going into February, when the largest company's record dates start to fall. All right? So, with that said, it takes a lot of activity, good or bad, to dramatically impact stock record over a short period of time, very, very different than trading activity. Okay?
On the mutual fund side, that also had us saying, okay, so what might be different. And candidly, we weren't the ones who came up with this. But in recent dialogs with one of the largest wealth managers, particularly with funds being their vehicle that they have their clients investment in, they pointed out to us that their FCs are very hesitant to the changing investments in retirement accounts, which are about a third of the retail accounts out there, because what's going on in the DOL rules.
I don't have any ability to say that is or isn't the case. What I do believe is the following Darrin. Having done this now for three-and-a-half decades, I will tell you that investors need places to invest, all right, and fund products whether it be traditional funds or ETFs, continue to meet that need for lots of retail investors, all right. And if you're looking to save, heaven know you're not going to use a money market fund that will pay you a basis point. And I don't even know if you know buying a 10-year treasury gives any one the ability to build wealth at the level we need to whether it'd be to retire someday or fund the kids’ education.
So, because I've been doing the stock record piece for so long, even though it's not a variable within our control, that's not one of the variables that I think about for long – as I think about the long term of Broadridge, that keeps me up at night.
Darrin Peller - Barclays Capital, Inc.
Okay. So, there is nothing structural that you see right now that can – that should have a sort of an adverse impact on the next year, let's call it?

Richard J. Daly - President, Chief Executive Officer & Director
There's really is no clear insight. When we were back in the financial crisis, certainly on the equity side, we would have killed for this year's stock record activity.
Darrin Peller - Barclays Capital, Inc.
Okay. Okay. Let me ask you a quick follow-up. When I look at the ICS segment, the growth has been strong, partly because of that underlying trend. But you've also done a lot more build-out and investment in the analytics side of the business, utilizing what you guys have for more and more revenue, and part of that's been tuck-in acquisitions too. Can you help us understand how much that contributed to your story this quarter and then how much of that can next year, more or less?
Richard J. Daly - President, Chief Executive Officer & Director
And now – Jim going to take the first shot at this. We may need you to clarify something. You're coming through just slightly garbled.
James M. Young - Chief Financial Officer & Corporate Vice President
Darrin, I think – let me see if I – I think I heard you, you can correct me if I'm wrong. Just sort of the underlying drivers of the sustained kind of growth in ICS, which obviously up 15%.
Darrin Peller - Barclays Capital, Inc.
Specifically – Jim, I guess I was trying to – maybe you can hear me better now. I was trying to get at what the underlying sustainable growth is and the contribution from the data analytics side of your investments in this past quarter and actually in the next quarters?
James M. Young - Chief Financial Officer & Corporate Vice President
Yeah, Darrin, the way I would break it down is – and this quarter is fairly representative, 7 points of that 15% recurring growth is coming from the acquisitions. So, if we take that out and you're really looking at 8 points, almost all that coming from our net new business, so really a sales story. And then, within that, Darrin, rough estimate, maybe half of that is coming from some of those newer businesses, specifically data and analytics, but also still getting good contributions from certain – what are considered some of the more legacy business, like customer communications, which continues to onboard new business. So, maybe kind of half of that organic growth coming from those emerging businesses. So, this obviously continue to have good runway, obviously execution's always critical, but good opportunities in front of the team.
Darrin Peller - Barclays Capital, Inc.
Okay. That's helpful.
Darrin Peller - Barclays Capital, Inc.
I was going to say, when we look at last...
Richard J. Daly - President, Chief Executive Officer & Director
I apologize. To net it out, that's why I keep referring, Darrin, to we have multiple levers, right. And our senior management team on a very recurring basis sit down and discuss do we have what we need to control revenue growth within our own destiny. Alright? And that's why the build by strategy, we believe, is so critical to where we are today and as we go forward.
Darrin Peller - Barclays Capital, Inc.
Okay. And just what I was sort of getting at, is the overlaying size of the analytic investments still relatively small in the scheme of things, but outsized growth is actually having an impact now?
James M. Young - Chief Financial Officer & Corporate Vice President
That's right. I think, as we've talked about before, Darrin, and we'll maybe update you at the end of this year. But in the past couple of years, maybe two years ago, the last time we gave an update, those SG&A portion, the emerging and acquired of ICS was driving close to 50% of sales; some years, 40%; some years as high as 50% for overall Broadridge, so that as you put that into just the ICS segment, it makes sense that it's driving a fair amount of growth. And whether it's this quarter or kind of over the next couple of quarters, those sales start to come to fruition in our revenue growth.
Darrin Peller - Barclays Capital, Inc.

All right. That's great to hear. Just very last question, Jim, for you on the margin side. Last year, obviously there – this year, in general, you're talking about the investment being made causing sort of a flatter margin than what we've have being seeing actually, which is better. I understand fourth quarter, there's more investments. But as we look into 2017, I know David may have touched on this with you guys earlier, but as we look into the next year, as you've had these deals you've already done now for some time, I mean are we talking about the same level of expansion investment as a percentage of revenue? And should we see less of a drag on the margin given that it seems there is a natural tendency for upside to the margin?
James M. Young - Chief Financial Officer & Corporate Vice President
What was the last part, you said – natural tendency for what?
Darrin Peller - Barclays Capital, Inc.
For the margins you expand, just given what we saw in the prior years, and even what you're sort of seeing this.
James M. Young - Chief Financial Officer & Corporate Vice President
Great. Again, I would anchor back to our three-year objectives, which are 50 basis point to 60 basis point margin expansion, obviously, this year flat to down 10 basis points. So, if we stick with that, that means we return to more margin expansion next year, a bit more than the average. So, we do still see that capacity for margin expansion investment, relative expenses, maybe this year's a little higher – maybe a little higher than average, but nothing that wouldn't be normal course for us.
So, I mean, I guess, generally speaking, Darrin, the answer is we still have the same outlook for continued margin expansion. And what we achieve in one given year, I don't know, but certainly over that kind of three-year period, we still expect to achieve that 50 basis points to 60 basis points per annum expansion.
Darrin Peller - Barclays Capital, Inc.
Okay, guys. Thanks very much.
James M. Young - Chief Financial Officer & Corporate Vice President

Sure.
Operator
Your next question comes from the line of Peter Heckmann of Avondale.
Peter J. Heckmann - Avondale Partners LLC
Good morning, everyone. Rich, I had a question on the fiduciary rule and the continuing move to fee-based accounts. How do you think that affects Broadridge's business? Do you have that functionality or is that allowing additional vendors to put their toe into the broker dealer arena?
Richard J. Daly - President, Chief Executive Officer & Director
Pete, it's – the latest release added, I'll call it, one could argue more flexibility, but there are legal aspects of it and I'm being told by virtually everyone that until that's better understood, it's not providing the complete clarity that certainly, I think, the industry will have desired. All right? That's why what I said in the script remains very fluid. There will likely be needs to communicate with clients and we certainly – given that we do the vast majority of communications with people already, we're talking with people about what that could mean.
In terms of the processing capabilities, we have Level Comp solutions out of there. We've got other solutions out there. I'm not sure to what degree – with the big – or the best interest contract out there, I'm not sure to what degree this is going to create dramatically different processing activities out there, but Pete, clearly don't view Rich Daly as the expert in this. We have people here, I just met with them last Friday, to walk through and it's a number of our strategy people, to walk through the complexity of the rule, the various components in it. And we're out there with, I think, it's an 8 points that you need to know about this rule that we're sharing with clients right now from our perspective, and discussing with them what they need to do first, from their perspective, before we come back with can help or can't we help from our perspective.
Peter J. Heckmann - Avondale Partners LLC
Okay. Okay. But in general, if we continue to see a shift to fee-based accounts over commission, would you consider that to be a negative trend for Broadridge or is that revenue neutral?

Richard J. Daly - President, Chief Executive Officer & Director
I don't see how that really impacts us. We don't have a fee-based activity at Broadridge in terms of our processing and GTO. And communications are tied to positions not to fees, not to commissions, not to any of those activities. We have a fee-based business in Matrix, where we do have a Level Comp solution, right, and we do have an open architecture solution, which enables, for retirement, large and small broker dealers to service small retirement accounts very, very cost effectively. And we do see the focus on fees and our retirement is 401(k), not IRAs, and but we do see the pressure on fees and the exposure on fees in the case base as well, making our solution there more attractive. And so, we continue to be pleased that we have those capabilities and we also believe that in that business, there will be pressure on fees even though we're working on a very, very low number of basis points right now. And that's why I try to allude not just in whether it be retirement, but across everything that everyone does, pricing pressure does remain a reality in the market, but I did want to call out again, I don't recall a times since I've been CEO and if I look back in my career, I probably don't recall a time when pricing pressure didn't exists.
Peter J. Heckmann - Avondale Partners LLC
Okay. That's helpful. And then, just I was curious, any exposure to relatively larger, in the broker dealer field, bankruptcy within the last couple of months. I don't think Broadridge has a lot of exposure there but just curious.
Richard J. Daly - President, Chief Executive Officer & Director
You're talking about – did you say exposure to broker dealer bankruptcy?
Peter J. Heckmann - Avondale Partners LLC
Yeah. Yeah, RCS. I don't think Broadridge had any material exposure there, but I was just checking.
Richard J. Daly - President, Chief Executive Officer & Director
Well, first of all, we really have such a diverse client base out there. I'm not going to talk about any specific firm. I'm not aware of anything and I just went through this in the Audit Committee meeting. Our receivables continue to be very impressive and it turns out Jim and his team, always find ways, it seems, to accelerate the payment cycle. So, I'm not aware of anything that we're talking about, any degree with any exposure that would be noteworthy. Okay. And one other thing, Pete, my experience has been the things I worried about in these cases rarely are the ones that come to me. It's the ones I wasn't worried about that seem to show up. So, my view is that our clients overall are performing in a healthy manner.
Peter J. Heckmann - Avondale Partners LLC
Good. Good to hear. I appreciate the comments.
Operator
Your next question comes from the line of Chris Donat of Sandler O'Neill.
Christopher R. Donat - Sandler O'Neill & Partners LP
Hi. Good morning. Thanks for taking my questions. Wanted to just ask about the pace and cadence at closed sales. Rich, you said it's been the second best year to-date. Is there anything that makes you think we are going to be sort of higher in the fourth quarter like we had been in the past or you think this one is more spread out than prior years, or more of an even distribution of quarterly closed sales?
Richard J. Daly - President, Chief Executive Officer & Director
The great scholar, philosopher Yogi Berra is right, it's not over till it's over, Chris. So, the other thing I always emphasize and even though we sweat a specific number in a 12-month period, something closes in June and something closes in July, candidly, to me is irrelevant. What's relevant is how quickly it converts to revenues. So, I'm pleased where we are year to date. I'm pleased with the product set we have. We're always looking for ways to expand the product set. You heard us talk about continued investment in the business. We think this is the right way to run Broadridge for the long term. We are absolutely running it for the long term. And so, all in all, I'm pleased that we are where we are year to date. And Chris Perry and his team are going to continue to work very hard through the last quarter, maybe take the night off on June 30th and get back on July 1 and continue to push.
Christopher R. Donat - Sandler O'Neill & Partners LP

Okay. And then, sort of related to that. Last week, you announced a Solutions Partner Program and a new hire. Is this something different from sort of a consultative sales approach you've been talking about for last year or so or is this really just extension of what you've been doing?
Richard J. Daly - President, Chief Executive Officer & Director
I'd call it a little of both. Okay? Because we were so focused on not wanting to be in a non-recurring activity, we probably passed on more opportunity than we should have. Okay? And the way we passed on it was we weren't staffed or resourced for it. All right? So, we find now that in a lot of the larger conversions, some which are going on right now, I don't want to call out specific names, but by having either professional service capability, not one that competes with the mega consultants, okay, but one that really goes to our sweet spot of expertise as well as bringing partners into the transaction, we can really enable our clients who need the resource to get to some of these activities and take the cost down. We really can enable them to do it better and we find that it aides the selling process.
So, you could say that this is a result of the consultive selling approach we've been taking, all right. And it's definitely related to that. But it's an evolution, it's not a revolution. Okay.
Christopher R. Donat - Sandler O'Neill & Partners LP
Got it. Thanks very much.
Operator
Your next question comes from the line of Stephanie Davis of JPMorgan.
Stephanie J. Davis - JPMorgan Securities LLC
Hey, guys. Thanks for taking my questions.
Richard J. Daly - President, Chief Executive Officer & Director
Good morning.
Stephanie J. Davis - JPMorgan Securities LLC

Within the pace of margin expansion, you guys are approaching the fiscal year 2017 margin target given at your Investor Day. Can we expect continued expansion beyond this level or is the 80% target more of a steady state where you can focus on other items?
James M. Young - Chief Financial Officer & Corporate Vice President
Thanks, Stephanie. One thing is just to clarify, when I'm talking about margin today, we're talking about an adjusted operating margin, which is slightly different than the EBIT margin that we talked about at Investor Day, we'll true that out. But look at the delta off of the beginning base, it's very much the same. So, up last year about 80 points or 90 points; this year, about flat, so averaging close to 45 basis point, 50 basis point. We're still targeting that 50 basis point to 60 basis points. So, it's really that change versus the absolute – so we're – again, still see it and obviously that would mean a bit more margin expansion next year to get us on average to that 50 to 60 basis points we're targeting over the three-year period.
Stephanie J. Davis - JPMorgan Securities LLC
All right. Thanks. That makes sense. And then, given recent volatility in the markets, I was a bit surprised at the equity volume growth for the quarter. Can you maybe talk to the puts and takes of this and how much of it was driven by the shift in contract structure?
James M. Young - Chief Financial Officer & Corporate Vice President
Certainly, not attributable to contract structure. And Stephanie, as you know, we don't always track any broader indices. But obviously, we saw different growth patterns, if you're talking about retail versus institutional, Canada versus the U.S. But on balance, relative health, because that's as you know that metric that we provide as a same-store sales metrics, looking at the same client year-over-year. So, relative health for our mix of business.
Stephanie J. Davis - JPMorgan Securities LLC
All right. Thanks. And one last one for me. You guys have been talking about the opportunity in Post-Trade Processing and recent wins for the past few quarters. Going forward, how should we think about the revenue conversion through 2017 and 2018?
James M. Young - Chief Financial Officer & Corporate Vice President

Yes. Specifically, as we think about SocGen, London is obviously live and so some of that is flowing through the P&L today. As we think about Barclays, it's a much longer ramp really kind of two and three year in nature. And that said, we do have modest revenue expense flowing through in 2016. We'll a bit more in 2017, but it's really 2018 and beyond where that's start to become a meaningful number. So, that's one of those good win and it'll just take time just to show in a meaningful way.
Stephanie J. Davis - JPMorgan Securities LLC
All right. Thank you.
Operator
Your next question comes from the line of Patrick O'Shaughnessy of Raymond James.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Hey. Good morning. So, the first question is on segment margins. It looks like the margins in the ICS segment are kind of trending maybe a little bit below your full-year guidance and in the GTO segment they're trending above. Can you kind of talk about the sequential uptick in spend in the fourth quarter? Is that going to be weighted towards GTO or it might – kind of that current year-to-date trends kind of hold true for the full year?
James M. Young - Chief Financial Officer & Corporate Vice President
Hey, Patrick. So, on the Investor Communication side, let me take it in two, kind of what we're seeing. So, you're seeing down year-to-date 30 basis points year-over-year on margins for ICS. So, two things. As we said, three to four acquisitions that we did last year are in that segment. So, those – it will be further – and those, we know, are overall drag to Broadridge margin this year. So, you're seeing it more pronounced in the ICS segment. And then, probably, most importantly, as you know, the fourth quarter is where all the margin is made. So, if we're at 10.7% year-to-date and targeting something in the high-teens for the full year, it's really the fourth quarter that will tell us whether we're on track. And right now, we believe we are. GTO, you're seeing a little bit of that, that's on balance healthy trading activity which comes in at pretty high margins. So, that's sort of the year-to-date performance.

With respect to any Q4 investment or restructuring spend, probably, premature to tell you exactly where that falls, although expect activity in both of our operating segments, but it's just as likely to also show up in other, which is our – think about as unallocated corporate costs. No discrete guidance for you on where that will fall.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Got you. And then last one from me. We saw some nice sequential growth in your emerging acquired revenue bucket within Investor Communications. Can you maybe just touch on a little bit further what some of those wins were you had during the quarter?
James M. Young - Chief Financial Officer & Corporate Vice President
I'll just talk – I mean, a little about some of the trends that we saw that probably suppressed a little bit E&A growth and that is there is a little bit of internal growth in there that relates to our asset under administration fees Rich referenced earlier, with Matrix. And as equity values were under pressure, that hurt a little bit. As that stabilizes a little bit, we're seeing growth. Otherwise, obviously, a big chunk of that growth is the acquisitions that are – they're still annualizing into that line item. Generally speaking, and obviously Rich can add to this, but I think what's impressive is, even the businesses that we just bought in the last year that would hit this E&A area, are continuing to perform well out of the gate with healthy sales whether you're talking about Direxxis or FIS or Fund Information Services, so we continue to see the traction that we expected in the first year of business cases.
Richard J. Daly - President, Chief Executive Officer & Director
Yeah. Overall, in the E&A aspect, which I highlighted a few times during the script and as well as during the Q&A, I put it in the category of investing in our business, buying a building. But specifically, on the acquisition portfolio, we set out on the tuck-in path a couple of years after being a company, we've paid down the debt to an acceptable level from the spin. You are always concerned about, okay, what happens if you don't make the numbers. Having a number of acquisitions we have out there right now and really tracking very close to the very high IRR standard we've set, and I set that more for an internal reason than an external reason, because if you say, you have a 20% hurdle, you're more likely to get to 15%, which is a very, very attractive and acceptable number. Right?

So, all-in-all, the acquired products and the Broadridge halo of putting these products under Broadridge and Direxxis, I think, is a great example of that. And I put virtually everything else we're doing under that category as well, where being in our level of data security, being in our level of reliability, being in our level of restructure, having the certifications we have, doing the SSAE 16s on these services where we can truly demonstrate to people we have a document with an outside independent third-party confirming that were in compliance, really has given a credibility and it is a big part of our sales activity. And you should expect us to be looking to run the business this way going forward.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Great. Thank you.
Operator
And at this time, I'm showing there are no further questions.
Richard J. Daly - President, Chief Executive Officer & Director
All right. Well, first of all, thank you for your participation. And Jim, Brian or I will be looking forward to seeing, hopefully, many of you at our upcoming Investor Day lunch in New York City on May 10th. As always, we look forward to hearing your thought and comments. And although it's been a bit of a rainy run here, we're all going to choose to have a great day here and we hope you do the same. Thanks so much for your participation.